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77(K) Change in Certifying Accountant:
     The Fund terminated the service of PriceWaterhouseCoopers
(PWC) as independent auditor of the Fund on January
8, 1999.
	None of the reports of PWC on the financial statements Of the Fund for either of the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified
Or modified as to uncertainty, audit scope or accounting principles. During the Funds two most recent fiscal years
And subsequent interim period preceding the termination of PWC, there were no disagreements with PWC on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC would have caused it to make reference to the subject matter
Of disagreement in connection with its report. None of the reportable events listed in Item 304(a)(1)(v) of Regulation
S-K occurred with respect to the Fund during the Funds two most recent fiscal years and the subsequent interim period preceding the termination of PWC.
	On January 8, 1999, the Fund upon the recommendation of the Audit Committee of the Board of Directors, engaged McGladrey & Pullen, LLP (M&P) as its independent auditor.
	During the Funds two most recent fiscal years and the subsequent interim period preceding the engagement of M&P, neither the Fund nor anyone on its behalf consulted M&P regarding the application of accounting principles to a specified completed or contemplated transaction or the type of audit opinion that might be rendered on the Funds financial statements, and no written or oral advice concerning same was provided to the Fund that was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue.